Exhibit 99.2

Charter of the Compensation Committee of the

Board of Directors of Protagenic Therapeutics, Inc. (the “Company”)

Purpose

The principal purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) is to approve, administer and interpret the Company’s executive and key employee compensation and benefit policies, including the Company’s equity incentive plans. The Committee shall ensure that the Company’s executive and key employee compensation and benefit program is consistent with the Company’s compensation philosophy and the Company’s Guidelines on Significant Corporate Governance Issues, and determine the executive compensation packages offered to the Company’s executive officers.

The Committee’s responsibilities and authority include the following:

●	The Committee shall review and approve corporate goals and objectives relevant to, and incentives for risk-taking created by, executive officer compensation, and evaluate the performance of executive officers in light of those goals, objectives and incentives;
●	The Committee shall determine the compensation of the Chief Executive Officer and/or Executive Chairman; provided that the Chief Executive Officer or Executive Chairman may not be present during voting or deliberations on his or her compensation; provided, further, that in evaluating and determining the compensation of the Chief Executive Officer or Executive Chairman, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
●	The Committee shall review and approve the compensation of other executive officers and key employees; provided that in evaluating and determining the compensation of other executive officers and key employees, the Committee shall consider the results of the most recent Say on Pay Vote;
●	The Committee shall review and recommend compensation for members of the Board and Board committees; provided that no adoption, amendment or termination of any compensation plan under which a member of the Board who is not an employee of the Company may be a participant shall be effective unless the same shall be approved by the Board and, to the extent required by law or the rules of the Nasdaq Stock Market, by the Company’s stockholders;
●	The Committee shall review and discuss with management the compensation discussion and analysis required to be included in the Company’s filings with the Securities and Exchange Commission and, based on such review and discussion, in the case of compensation discussion and analysis proposed to be included in the Company’s annual report on Form 10-K or proxy statement, recommend to the Board whether the compensation discussion and analysis should be included in such annual report or proxy statement;

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●	The Committee shall review and consider the outcome of stockholder advisory votes on the compensation of the Company’s named executive officers when considering future executive compensation arrangements;
●	The Committee shall make recommendations to the Board regarding the adoption of new incentive compensation plans and equity-based plans and administer the Company’s existing incentive compensation plans and equity-based plans, including reviewing and approving stock option grants. To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company;
●	The Committee shall have authority to adopt, amend or terminate compensation plans applicable to any class of employees of the Company and/or any subsidiary of the Company;
●	The Committee shall consider and take actions with respect to the adoption, amendment, administration and termination of compensation, welfare, benefit, pension and other plans related to compensation of employees of the Company, in each case taking into account appropriate industry benchmarks and, as appropriate, the compensation policies pursued by companies similarly situated to the Company;
●	The Committee shall establish and review the Company’s policies concerning perquisites provided to the Company’s executive officers, including benefits provided upon retirement or other termination of employment;
●	The Committee shall review and recommend to the Board the frequency with which the Company will conduct Say on Pay Votes, taking into account, among other things, the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act;
●	The Committee may, in its sole discretion, retain or obtain the advice of any compensation consultants, legal counsel or other advisers;
●	The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee;

The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee;

●	The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

○	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
○	the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

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○	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;
○	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;
○	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and
○	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

●	The Committee shall, not less than annually, review and assess the adequacy of this charter and submit any changes to the Board for approval;
●	The Committee shall, not less than annually, perform an evaluation of the performance of the Committee and report to the Board on the results of such evaluation; and
●	The Committee shall review such other matters as the Board or the Committee shall deem appropriate.

Membership

The Committee shall be composed of at least three directors, at least two of which shall satisfy the independence and eligibility requirements of the Nasdaq Stock Market and be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. In addition, at least two members of the Committee shall qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, as amended, and shall be a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. Subject to applicable law and regulations, if the Committee consists of three or more members, the Board may appoint, for a period not to exceed two (2) years, one or more members who do not meet the independence requirements of the Nasdaq Stock Market and as otherwise set forth above and who is not a current employee of the Company or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual or individuals is required in the best interests of the Company and its shareholders. The Board shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

In order to fulfill its role, the Committee shall be organized and governed in the following manner:

●	Committee members will be appointed and removed by the Board on the recommendation of the Corporate Governance and Nominating Committee;
●	Action may be taken by the Committee (or any subcommittee of the Committee) upon the affirmative vote of a majority of the members of the Committee (or subcommittee) provided, however, at any time the Committee consists of two members, if one member recuses himself or herself due to a potential conflict of interest, action may be taken by the other member;
●	Any member of the Committee may call a meeting of the Committee upon due notice to each other member at least twenty-four hours prior to the meeting (provided that participation in any meeting shall be deemed to constitute waiver of any deficiency in such notice);
●	Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing or electronic submission; and
●	The Committee shall have the authority to delegate to subcommittees of the Committee any of the responsibilities of the full Committee.

Adopted March 25, 2016

To be amended May 2016 following expected corporate name change to Protagenic

Therapeutics, Inc.

Amended March 7, 2017

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